Exhibit 23.3

Consent of Ernst & Young LLP

The Board of Directors
Ascent Capital Group, Inc.:

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 13, 2010, with respect to the consolidated financial statements of Monitronics International, Inc. and subsidiaries included in the Registration Statement (Form S-4) and related Prospectus of Monitronics International, Inc. for the registration of $175,000,000 of 9.125% Senior Notes due 2020.

/s/ Ernst & Young LLP
Ernst & Young LLP

Dallas, Texas
October 18, 2013